                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-28114

                                  Paravant Inc.
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             (Exact name of registrant as specified in its charter)


     89 Headquarters Plaza North, Suite 1421, Morristown, New Jersey 07960
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.015 per share
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       /X/                  Rule 12h-3(b)(1)(i)       /X/
Rule 12g-4(a)(1)(ii)      / /                  Rule 12h-3(b)(1)(ii)      / /
Rule 12g-4(a)(2)(i)       / /                  Rule 12h-3(b)(2)(i)       / /
Rule 12g-4(a)(2)(ii)      / /                  Rule 12h-3(b)(2)(ii)      / /
                                               Rule 15d-6                / /


Approximate number of holders of record as of the certification or notice date:
One
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Pursuant to the requirements of the Securities Exchange Act of 1934, Paravant Inc. has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.

                                     PARAVANT INC.

Date: November 27, 2002              By:     /s/ Nina L. Dunn
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                                     Name:   Nina L. Dunn
                                     Title:  Executive Vice President